Exhibit 99.1

Press Release

CONTACT:

Jon Kathol

Vice President, Investor Relations

Tel:813-544-8515

investorrelations@primowater.com

PRIMO WATER CORPORATION ANNOUNCES CFO RETIREMENT AND TRANSITION PLAN

TAMPA, FL – August 30, 2022 – Primo Water Corporation (NYSE: PRMW; TSX: PRMW) (the “Company” or “Primo”), a leading provider of sustainable drinking water solutions in North America and Europe, today announced the planned retirement of Jay Wells, Chief Financial Officer, effective April 1, 2023. Mr. Wells will remain in his position until his retirement date. The Company has initiated a comprehensive search for a successor, which will include both internal and external candidates.

Jerry Fowden, Primo’s Chairman of the Board, commented, “On behalf of the Board of Directors, I would like to thank Jay for his dedication and contributions over the past decade in helping to transform Primo from a private-label soft drink company to a pure-play water company focused on healthy hydration solutions. We appreciate his leadership and partnership in executing our strategic vision and wish him all the best in retirement.”

“On behalf of the entire management team, I thank Jay for his dedication and valuable contributions during his career at Primo,” said Tom Harrington, Primo’s Chief Executive Officer. “Primo has a strong finance team, and Jay has played a significant role in helping drive financial and operational improvements to help us realize our purpose of inspiring healthier lives with water your way. I am deeply appreciative that Jay will remain with Primo to help facilitate a smooth leadership transition and wish him all the best in his retirement.”

Mr. Wells commented, “It has been a privilege to work with Primo’s devoted and talented team over the past 10 years. Having completed Primo’s transformation to a pure-play water company, now is the right time for me to retire. I am committed to ensuring a smooth transition and look forward to following the continued success of Primo.”

Since his arrival in March 2012, Mr. Wells has led the Company through many significant initiatives, enabling Primo’s transition to a pure-play water company and strengthening the Company’s finance, treasury and tax departments. Mr. Wells joined Primo from Molson Coors where he held various senior finance positions, including Chief Financial Officer of Molson Coors Canada, a subsidiary of Molson Coors Brewing Company, and Global Vice President, Treasury, Tax, and Strategic Finance of Molson Coors Brewing Company.

Press Release

ABOUT PRIMO WATER CORPORATION

Primo Water Corporation is a leading pure-play water solutions provider in North America and Europe and generates approximately $2.1 billion in annual revenue. Primo operates largely under a recurring razor/razorblade revenue model. The razor in Primo’s revenue model is its industry leading line-up of sleek and innovative water dispensers, which are sold through retailers and online at various price points. The dispensers help increase household penetration which drives recurring purchases of Primo’s razorblade offering. Primo’s razorblade offering is comprised of Water Direct, Water Exchange, and Water Refill. Through its Water Direct business, Primo delivers sustainable hydration solutions across its 21-country footprint direct to the customer’s door, whether at home or to businesses. Through its Water Exchange and Water Refill businesses, Primo offers pre-filled and reusable containers at approximately 14,000 locations, water dispenser sales at approximately 9,000 locations and water refill units at approximately 24,000 locations, respectively. Primo also offers water filtration units across its 21-country footprint.

Primo’s water solutions expand consumer access to purified, spring, and mineral water to promote a healthier, more sustainable lifestyle while simultaneously reducing plastic waste and pollution. Primo is committed to its water stewardship standards and is proud to partner with the International Bottled Water Association (IBWA) in North America as well as with Watercoolers Europe (WE), which ensure strict adherence to safety, quality, sanitation and regulatory standards for the benefit of consumer protection.

Primo is headquartered in Tampa, Florida (USA). For more information, visit www.primowatercorp.com.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 conveying management’s expectations as to the future based on plans, estimates and projections at the time Primo makes the statements. Forward-looking statements involve inherent risks and uncertainties and Primo cautions you that several important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include, but are not limited to, statements related to the transition plan, and related matters. The forward-looking statements are based on assumptions regarding management’s current plans and estimates. Management believes these assumptions to be reasonable, but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this press release include, among others: Primo’s ability to manage its operations successfully; or Primo’s ability to recruit, retain and integrate new management. The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Primo’s Annual Report on Form 10-K and its quarterly reports on Form 10-Q, as well as other filings with the securities commissions. Primo does not undertake to update or revise any of these statements considering new information or future events, except as expressly required by applicable law.

Website: www.primowatercorp.com